The Lincoln National Life Insurance Company Executive Benefits 350 Church St., - MEM4 Hartford, CT 06115-0482

CONSENT TO BE INSURED

☐ Yes - I,                                                                                                                                                                   (please print), consent my employer                                                                                                                                                                              or any LLC or grantor trust it may establish, (the “Owner”) obtaining life insurance policies (the “Policies”) on my life.

I acknowledge that the Owner has an insurable interest in my life and I further acknowledge that the Policies will be used to informally fund benefit obligations. I understand and agree that the Owner named above will be the sole owner and beneficiary of the Policies and that neither I, my estate, nor any beneficiary I may designate shall have any interest in the Policies or a right to the proceeds thereof. I understand that the Policies are being acquired by the Owner for its own benefit in connection with informally funding Company benefit liabilities.

I understand that, in order to informally fund benefit obligations, the Owner may need to increase the amount of insurance under existing Policies on my life from time to time. I hereby authorize the Owner to affect such an increase or increases without providing any further notice to me. I also consent to and authorize the Owner to continue to be the owner and beneficiary of the Policies indefinitely, including after my employment with the Company terminates, whenever and for whatever reason this may occur.

I have been notified by my employer that the maximum amount of insurance issued on my life may vary but the maximum amount will not exceed $                            .

I understand that this form, or a copy of this form, will be given to the Owner and included as part of the policy/contract.

☐ No - I do not consent to have life insurance purchased on my life.

Work Status: (Please complete)

1.

Have you been actively at work daily on a full-time basis (at least 30 hours/week) performing all duties of your regular occupation, at your customary place of employment for the past 3 months? (Disregard vacation days, normal non-working days and absences that total less than 4 consecutive days.)

	If “No”, specify:	☐ Yes	☐ No

2.

Have you ever used tobacco or products containing nicotine (including, but not limited to, chew tobacco, snuff, nicotine gum and/or patches)? ( If “Yes”, list below date first used, date last used, amount and frequency):

		☐ Yes	☐ No

Type	Date First Used: (month/year)	Date Last Used: (month/year)	Amount and Frequency:

3.	Proposed Insured (First, Middle Initial, Last)	4.	☐ Male
☐ Female

5.	Social Security Number	6.	Date of Birth (mm/dd/yy)	7.	Are you a citizen of the United States? ☐ Yes ☐ No (If “No”, please provide country, type of visa, expiration date and green card information):

8.	Date of Hire (mm/dd/yy)	9.	Salary $

10.	Work Address (Street, City, State/Country, ZIP)

State Disclosure

Any person who, with intent to defraud or knowing that he/she is facilitating fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Signature of Proposed Insured	Date

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.
B10493	6/11

1

The Lincoln National Life Insurance Company Service Office: PO Box 21008, Greensboro, NC 27420-1008 (hereinafter referred to as the “Company”)

(Please give a copy of this notice to the Proposed Insured.)

Important Notice

Since you are applying for insurance, we would like you to know more about our underwriting process.

The Underwriting Process

All forms of insurance are based on the concept of risk-sharing. Underwriters seek to determine the level of risk represented by each applicant, and then assign that person to a group with similar risk characteristics. In this way, the risk potential can be spread among all policyholders within a given risk group, assuring that each assumes their fair share of the insurance cost.

Underwriters collect and review risk factors such as age, occupation, physical condition, medical history, financial status and any hazardous avocations. The level of risk and premium for the amount of coverage requested is based on this information. In connection with this application for insurance, we may review your credit report or obtain or use a credit-based insurance score based on information contained in your report. This information is obtained from various sources such as, collection agencies, lenders, creditors, courts and utilities. We may use this information to decide whether to insure you or how much to charge. We may use a third party in connection with the development of your insurance score. You may request a copy of this report by writing to: The Lincoln National Life Insurance Company, PO Box 21008, Greensboro, NC 27420-1008.

Investigative Consumer Report

As a part of our routine procedure for processing your initial application, we may request an investigative consumer report. The agency making the report may keep a copy of the report and disclose its contents to others for whom it performs similar services. The report typically includes information such as identity and residence verification, character, reputation, marital status, estimate of net worth and income, occupation, avocations, medical history, habits, mode of living and other personal characteristics. Additional information is usually obtained from several different sources. Confidential interviews may be conducted with a business, banks, accountants, or other financial advisors or other references as designated by the applicant. Public records are carefully reviewed.

Past experience shows that information from investigative reports usually does not have an adverse effect on our underwriting decision. If it should, we will notify you in writing and identify the reporting agency. At that point, if you wish to do so, you may discuss the matter with the reporting agency.

You have the right to be interviewed as part of any investigative consumer report that is completed. If you desire such an interview, please indicate this at the time your application is submitted. If you request it, we will supply the name, address and telephone number of the consumer reporting agency so you may obtain a copy of the report.

Contestability

We strongly urge you to review the completed application closely for accuracy. During the 2 year contestability period described in the policy, a claim may be denied if the application contains false statements or misrepresentations or fails to disclose material facts. In such a case, the policy could be void and coverage could be lost.

MIB, Inc.

Information you provide regarding your insurability or claims will be treated as confidential except that the Company or its reinsurers may make a brief report of it to MIB, Inc. This is a not-for-profit membership organization of life insurance companies which operates an information exchange on behalf of its members. Upon request by another member insurance company to which you have applied for life or health insurance coverage or submitted a claim, MIB, Inc. will provide the information it may have in its file.

Upon receipt of a request from you, MIB, Inc. will arrange disclosure of any information it may have in your file. If you question the accuracy of information in MIB, Inc.’s file, you may contact MIB, Inc. at: 50 Braintree Hill Park, Suite 400, Braintree, MA 02184- 8734. You can reach MIB, Inc. by phone toll free at (866) 692-6901.

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.
LFF11517	1/17

The Lincoln National Life Insurance Company Executive Benefits 350 Church St., - MEM4 Hartford, CT 06115-0482

MODIFIED SIMPLIFIED UNDERWRITING AND CONSENT FORM

☐ Yes - I,                                                                                                                                                                           (please print), consent my employer                                                                                                                                                            LLC or any grantor trust it may establish, (the “Owner”) obtaining life insurance policies (the “Policies”) on my life.

I acknowledge that the Owner has an insurable interest in my life and I further acknowledge that the Policies will be used to informally fund benefit obligations. I understand and agree that the Owner named above will be the sole owner and beneficiary of the Policies and that neither I, myself nor any beneficiary I may designate shall have any interest in the Policies or a right to the proceeds thereof. I understand that the Policies are being acquired by the Owner for its own benefit in connection with informally funding Company benefit liabilities.

I understand that, in order to informally fund benefit obligations, the Owner may need to increase the amount of insurance under existing Policies on my life from time to time. I hereby authorize the Owner to affect such an increase or increases without providing any further notice to me. I also consent to an authorize the Owner to continue to be the owner and beneficiary of the Policies indefinitely, including after my employment with the Company terminates, whenever and for whatever reason this may occur.

I have been notified by my employer that the maximum amount of insurance issued on my life may vary but the maximum amount will not exceed $                          .

I understand that this form, or a copy of this form, will be given to the Owner and included as part of the policy/contract.

☐ No - I do not consent to have life insurance purchased on my life.

Work Status: (Please complete)

1.

Have you been actively at work daily on a full-time basis (at least 30 hours/week) performing all duties of your regular occupation, at customary place of employment for the past 3 months? (Disregard vacation days, normal non-working days and absences that total less than 4 consecutive days.)

	If “No”, specify:	☐ Yes	☐ No

2.	Have you ever used tobacco or products containing nicotine (including, but not limited to, chew tobacco, snuff, nicotine gum and/or patches)? (If “Yes”, list below):	☐ Yes	☐ No

Type	Date First Used: (month/year)	Date Last Used: (month/year)	Amount and Frequency:

3.

Have you, in the past 10 years been treated for any disorder of the heart or blood vessels, tumors or cancer, diabetes, stroke or any disorder of the blood, lungs, kidneys, drug or alcohol use, depression or been diagnosed or treated by a doctor or other medical practitioner for Acquired Immune Deficiency (AIDS) or AIDS related condition?

		☐ Yes	☐ No
If “Yes”, specify:

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.
B10494_5-12	4/12

1

AUTHORIZATION

The undersigned declares that:

I authorize any medical professional, hospital or other medical institution, insurer, MIB, Inc., or any other person or organization that has any records or knowledge of me or my physical or mental health or insurability to disclosure that information to the Company, its reinsurers or any other party acting on the Company’s behalf. I authorize the Company or its reinsurer to make a brief report of my protected health information to MIB, Inc. I authorize the Company to disclose information related to my insurability to other insurers to whom I may apply for coverage.

I acknowledge receipt of the Privacy Notice and the Important Notice containing the Investigative Consumer Report and MIB, Inc. information.

This authorization shall be valid for 24 months after it is signed. A photographic copy of this authorization shall be as valid as the original. I understand that I may revoke this authorization at any time by written notification to the Company; however, any action taken prior to notification will not be affected.

The purpose of this authorization is to allow the Company to determine eligibility for life coverage or a claim for benefits under a life policy.

☐ I elect to be interviewed if an Investigative Consumer Report is prepared

STATE DISCLOSURE

Any person who, with intent to defraud or knowing that he/she is facilitating fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

INSURED INFORMATION

1.	Proposed Insured (First, Middle Initial, Last)	2.	☐ Male
☐ Female

3.	Social Security Number	4.	Date of Birth (mm/dd/yy)	5.	Are you a citizen of the United States? ☐ Yes ☐ No (If “No”, please provide country, type of visa, expiration date and green card information):

6.	Date of Hire (mm/dd/yy)	7.	Salary $

8.	Work Address (Street, City, State/Country, ZIP)

Signature of Proposed Insured	Date

B10494_5-12	4/12

2

The Lincoln National Life Insurance Company Executive Benefits 350 Church St., - MEM4 Hartford, CT 06115-0482

IMPORTANT NOTICE

Since you are applying for insurance, we would like you to know more about our underwriting process and what occurs after you submit your application.

(Please give a copy of these notices to the Proposed Insured.)

THE UNDERWRITING PROCESS

All forms of insurance are based on the concept of risk-sharing. Underwriters seek to determine the level of risk represented by each applicant, and then assign that person to a group with similar risk characteristics. In this way, the risk potential can be spread among all policyholders within a given risk group, assuring that each assumes his fair share of the insurance cost.

Underwriters collect and review risk factors such as age, occupation, physical condition, medical history and any hazardous avocations. The level of risk and premium for the amount of coverage requested is based on this information.

INVESTIGATIVE CONSUMER REPORT

As a part of our routine procedure for processing your initial application, we may request an investigative consumer report. The agency making the report may keep a copy of the report and disclose its contents to others for whom it performs similar services. The report typically includes information such as identity and residence verification, character, reputation, marital status, estimate of net worth and income, occupation, avocations, medical history, habits, mode of living and other personal characteristics. Additional information is usually obtained from several different sources. Confidential interviews are conducted with neighbors, friends, business associates, and acquaintances. Public records are carefully reviewed.

Past experience shows that information from investigative reports usually does not have an adverse effect on our underwriting decision. If it should, we will notify you in writing and identify the reporting agency. At that point, if you wish to do so, you may discuss the matter with the reporting agency.

You have the right to be interviewed as part of any investigative consumer report that is completed. If you desire such an interview, please indicate this at the time your application is submitted. If you request it, we will supply the name, address and telephone number of the consumer reporting agency so you may obtain a copy of the report.

CONTESTABILITY

We strongly urge you to review the completed application closely for accuracy. During the 2 year incontestability period described in the policy, a claim may be denied if the application contains false statements or misrepresentations or fails to disclose material facts. In such a case, the policy could be void and coverage could be lost.

MIB, INC.

Information you provide regarding your insurability or claims will be treated as confidential except that The Company or its reinsurers, may make a brief report of it to MIB, Inc. This is a nonprofit membership organization of life insurance companies which operates an information exchange on behalf of its members. Upon request by another member insurance company to which you have applied for life or health insurance coverage or submitted a claim, MIB, Inc. will provide the information it may have in its file.

Upon receipt of a request from you, MIB, Inc. will arrange disclosure of any information it may have in your file. If you question the accuracy of information in MIB, Inc.’s file, you may contact MIB at: 50 Braintree Hill Park, Suite 400, Braintree, MA 02184-8734. You can reach MIB by phone toll free at (866) 692-6901. (TTY {866} 346-3642)

Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.

B10494_5-12	5/12